EXHIBIT 20

FIRST REPUBLIC PREFERRED

CAPITAL CORPORATION

Press Release

FOR IMMEDIATE RELEASE

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

PRICES $60 MILLION PERPETUAL PREFERRED STOCK OFFERING

SAN FRANCISCO, June 20, 2003 – First Republic Preferred Capital Corporation, a majority owned subsidiary of First Republic Bank, has priced a $60 million offering of its noncumulative, perpetual, exchangeable Series D preferred shares.

First Republic Preferred Capital Corporation, which operates as a real estate investment trust, sold the offering through Morgan Stanley & Co. Incorporated. The Series D preferred shares have a $25 liquidation value, pay a noncumulative quarterly dividend at an annual rate of 7-1/4%, and are expected to be traded on the NASDAQ under the symbol FRCCO.

Morgan Stanley & Co. Incorporated managed this transaction.

Media Contact:	Investor Contact:
Greg Berardi	Willis H. Newton, Jr.
Blue Marlin Partners	Vice President
(415) 566-6277	First Republic Preferred Capital Corporation
greg@bluemarlinpartners.com	415-392-1400